FRESHWATER TECHNOLOGIES INC.

                              EMPLOYMENT AGREEMENT
                                      FOR
                                    PRESIDENT


Dear Mr. Glassen:

The following employment agreement between Freshwater Technologies Inc.,(The Company or FWTI) AND Robert C. Glassen outlines the terms of your contract as President of the Company.

1.   Position

     You will be appointed as President reporting to the CEO & Chairman

2.   Term.

     The appointment shall be for an initial term of twelve months (one year) commencing on the 15th day of March 2005 with a renewal for an additional one year term subject to a formal year-end performance review based upon criteria to be established by the Board of Directors.

3.   Compensation

     a) Annual compensation of $ US 60,000, to be invoiced by you to the Company at the rate of $ 5,000 monthly. This compensation rate will be reviewed annually by the Board of Directors, the first such review to occur within twelve months of the starting date.

     b) You will be entitled to participate in the company's stock option plan when grants are determined by the Board of Directors.

     c) You will be entitled to a cash or stock bonus of up to twice the amount of your annual compensation if and when granted by the Board of Directors subject to the achievement of annual performance criteria as approved by the Board.

     d) You will invoice the company periodically for your out of pocket expenses such as travels, meals and entertainment and other such expenses related to the execution of your duties.

4.   Non competition

     The contract will contain the usual provision prohibiting you from competing with the company anywhere in the world for a period of two (2) years from the expiration or termination of your services.

5.   Duties

     Your  duties  shall  include:

     -    Day  to  day  management  responsibility  for  your  company
     - Management of all senior managers and execution of the company's business plan
     -    Developing  customer  relations  and  awareness  of  FWTI's  business
     -    Maintaining  effective  investor  and  public  relations
     - Regular liaison with International Development Corp. and FWTI'S Board of Directors
     -    Any  other duties as determined by the Chairman and Board of Directors


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6.   Termination for any reason

     The Company shall have the right to terminate your contract at any time with a payment of three months salary calculated from the date of termination with payment to be made in the form of either cash or company stock as determined by the Board of Directors at that time.


6.   Termination by Employee

     The employee shall provide a minimum of three (3) months notice of his desire to terminate the Contract.

Please sign this letter below to indicate your agreement with the above stated terms.



Yours truly

/s/ Betty Ann Harland
----------------------------
Betty Ann Harland
Chairman & CEO
Freshwater Technologies Inc.


Agreed this 15th day of March, 2005

/s/ Robert C. Glassen
----------------------------
Robert C. Glassen


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